Exhibit 99.1

INVESTOR CONTACT:

Endologix, Inc.

Vaseem Mahboob, CFO

(949) 595-7200

Endologix Announces Third Quarter Preliminary Revenue Results and

Raises Low End of 2018 Revenue Guidance Range

The Company provides teleconference and webcast details for Investor Meeting

IRVINE, Calif., October 2, 2018 – Endologix, Inc. (Nasdaq: ELGX), a developer and marketer of innovative treatments for aortic disorders, today announced that its preliminary unaudited revenue for the third quarter ended September 30, 2018 is expected to be in the range of $34.3 million to $34.7 million.

Also, based on current business trends, the Company raised the low end of its fiscal 2018 revenue guidance to $150 million. It now anticipates 2018 revenue to be in the range of $150 million to $155 million, compared to the previous range of $145 million to $155 million.

Teleconference and Webcast Details

The Company will host a meeting for financial analysts and investment professionals today at The London Hotel NYC, 151 W. 54th St., New York, NY 10019. For those unable to attend in person, a live teleconference and webcast of the presentations will begin at 4:15 p.m. ET.

To participate in the teleconference, dial 844-242-1698 (domestic) or 512-772-3064 (international) and refer to the passcode 5966388.

A live webcast of the presentations will be available on the “Investors” section of the Company’s website at www.endologix.com. Following the event, a replay of the presentation and the associated materials will be available on the same site.

A recording of the teleconference will also be available from 7:00 p.m. ET on Tuesday, October 2, 2018, until 11:59 p.m. ET on Tuesday, October 9, 2018. To hear this recording, dial 855-859-2056 (domestic) or 404-537-3406 (international) and enter the passcode 5966388.

About Endologix, Inc.

Endologix, Inc. develops and manufactures minimally invasive treatments for aortic disorders. The Company’s focus is endovascular stent grafts for the treatment of abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 80%, making it a leading cause of death in the United States. For more information, visit www.endologix.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can generally be identified by the use of words such as “anticipate,” “expect,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” “continue,” “outlook,” “guidance,” “future,” and other words with similar meanings. Forward-looking statements used in this press release relate to, among other things, Endologix’s preliminary revenue for the third quarter ended September 30, 2018 and projected revenue for 2018. The forward-looking statements made in this press release are subject to numerous risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. For example, the Company’s preliminary revenue for the quarter ended September 30, 2018 has been disclosed based on information currently available to management, has not been subject to any review procedures by our independent registered public accounting firm, and are subject to adjustment based on final internal and external review and audit. In addition, the Company’s ability to achieve its projected revenue for 2018 will be impacted by numerous factors, including: continued market acceptance of Endologix’s products; the success of Endologix’s restructuring and strategic initiatives; the success of clinical trials relating to Endologix’s products; Endologix’s product research and development efforts; uncertainty in the process of obtaining and maintaining regulatory approval for Endologix’s products; Endologix’s ability to protect its intellectual property rights and proprietary technologies; and other economic, business, competitive and regulatory factors. Please refer to Endologix’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2017, and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018, for more detailed information regarding these risks and uncertainties, as well as other factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this press release. Endologix undertakes no obligation to update or review any forward- looking statements in this press release to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

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